UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2020

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828	27-1085858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

80 NE 4th Avenue, Suite 28, Delray Beach, FL 33483
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (561) 455-4822

_____________________________________________________________________
(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01
Entry Into a Material Definitive Agreement

The disclosures set forth in Item 5.02, below, regarding our Employment Agreement with Derek Du Chesne are incorporated herein by reference.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 18, 2020, Derek Du Chesne was appointed to serve as our new Chief Growth Officer.

Derek Du Chesne, age 32, was the Chief Growth Officer for EcoGen Laboratories, the largest vertically-integrated manufacturer and supplier of hemp-derived specialty ingredients in the U.S.A, since January of 2019.  He was a consultant for EcoGen prior to becoming a partner at the company.  Mr. Du Chesne is a brand management professional who has a proven track record of success through concept, development, and launch, building iconic brands by orchestrating successful campaign deployment on both a global and regional scale.  He is a strategic leader who has repeatedly led teams to maximize performance in order to achieve stakeholders’ goals on time and in full. From July of 2016 until February of 2019, Mr. Du Chesne co-founded and launched Healing Ventures, a full-service agency and digital marketplace dedicated to servicing the hemp industry. From September of 2014 until July of 2016, he served as Chief Marketing Officer of Klique, Inc., a group dating platform created to help curb sexual assaults on campuses.  Prior to that Derek was a film and television producer and actor, who has worked with Bruce Willis, Robert DeNiro, and other actors.

Mr. Du Chesne has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

Mr. Du Chesne was retained under the terms of an Employment Agreement dated February 18, 2020 (the “Agreement”). Under the Agreement, Mr. Du Chesne will serve for an initial term of two years, with the employment to be automatically renewed for additional one-year terms unless advance notice is given by either party. The Agreement requires Mr. Du Chesne’s primary business time and attention to be devoted to his duties with Exactus. He will be based in Los Angeles, California, but may be required to spend up to fifty-percent of his working time at our headquarters in Florida, with the related expenses for travel and lodging to be borne by the Company. Mr. Du Chesne’s base salary for the initial year of service will be $150,000, increasing to not less than $250,000 for the second year of service, subject to annual review by the Board of Directors. He will be entitled to quarterly cash bonuses based on a percentage of our net sales to be determined. In addition, Mr. Du Chesne will be entitled to annual cash bonuses as follows: (1) up to 250% of base salary for the 2020 calendar year, if: (A) our net income on a consolidated basis for the 2020 fiscal year is equal to or in excess of $5,000,000; or (B) our net sales on a consolidated basis is equal to or in excess of $40,000,000 during the 2020 fiscal year; and (2) 200% of base salary for the 2021 calendar year, subject to the satisfaction of performance criteria set by the Board in consultation with a third-party compensation expert and Mr. Du Chesne. He will be eligible to participate in our Equity Incentive Plan during his employment. Upon execution of the Agreement, he was granted options to purchase up to 1,000,000 shares of our common stock at a price of $0.50 per share. 250,000 of these options were vested immediately, with the remaining 750,000 options to vest in equal installments over the next twenty-four months. Finally, Mr. Du Chesne will be entitled to three weeks of paid vacation time, which shall accrue and be useable in accordance with Company policy, and to participate in benefit plans which may be offered by the Company.

In the event that Mr. Du Chesne is terminated without cause (as defined in the Agreement) or if he resigns for good reason (as defined in the Agreement), will be entitled to payment of accrued salary and reimbursable expenses, together with severance payments as follows:

●
If the termination without cause or resignation with good reason occurs within the first 12 months, two years of base salary;

●
If the termination without cause or resignation with good reason occurs after the first 12 months, one year of base salary;

●
150% of any cash bonus earned as of the time of termination; and

●
Accelerated vesting of six months’ worth of stock options

In the event of termination for cause (as defined in the Agreement) or resignation without good reason (as defined in the Agreement), no severance will payable. The Agreement also includes covenants of non-competition and non-solicitation which run for one year following termination of employment.

The foregoing is a summary of the material terms of the Agreement. The Agreement contains other terms, conditions and covenants and should be reviewed in its entirety for additional information.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01
Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Derek Du Chesne
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

EXACTUS, INC.
Date: February 20, 2020	By: /s/ Kenneth Puzder Kenneth Puzder Chief Financial Officer